Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Form S-3 (File No. 333-136202) of Nova Biosource Fuels, Inc., in the Registration Statement on Form S-8 (File No. 333-134723) of Nova Biosource Fuels, Inc. and in the related prospectuses of our report dated January 11, 2007 relating to the financial statements of Nova Biosource Fuels, Inc. as of and for the period from inception (December 1, 2005) through October 31, 2006.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

January 11, 2007

Registered Public Company Accounting Oversight Board

AICPA Center for Public Company Audit Firms

Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042

(713) 266-0530 — voice | (713) 266-1815 — fax | www.malone-bailey.com